Exhibit 10.31
QCR HOLDINGS INC. NON-QUALIFIED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
JOINDER AGREEMENT
The Executive specified below is hereby participating in the QCR Holdings, Inc. Non-Qualified Supplemental Executive Retirement Plan (the “Plan”). In addition to the terms of the Plan and any Amendments thereto, the Executive and the Employer agree that the Executive’s terms of participation are also subject to the following terms and conditions. In the event that any terms or conditions of the Plan are inconsistent with or contrary to the terms of this Joinder Agreement, the terms of this Joinder Agreement shall control.
Section 1. Terms of Joinder Agreement. The following words and phrases relate to Executive’s participation in the Plan:
(i) The “Executive” is Michael A. Bauer.
(ii) The “Employer” is QCR Holdings, Inc. and Quad City Bank and Trust Company, and any successors thereto.
(iii) The “Original Effective Date” is February 1, 2004.
(iv) The “Benefit Age” is age 60.
(v) The “Survivor Benefit” covered by insurance is $117,000.00 annually for 15 years.
Section 2. Benefits.
(i) Notwithstanding any provision in the Plan to the contrary, if the Executive is continually employed by the Employer from the Effective Date until the date that he attains the Benefit Age, the Executive shall begin receiving his Supplemental Retirement Benefit within 30 days following the Executive’s attainment of the Benefit Age, regardless of whether the Executive remains employed by the Employer subsequent to his attainment of the Benefit Age.
(ii) Notwithstanding any provision in the Plan to the contrary, the Executive’s Supplemental Retirement Benefit upon attainment of the Benefit Age shall be an annual amount (before taking into account any applicable federal and state tax withholding) equal to $117,000. Such annual amount shall be paid to the Executive for a period of 15 years in the form of substantially equal monthly installment payments. The Supplemental Retirement Benefit shall be paid to the Executive in lieu of any other the Supplemental Retirement Benefit that would otherwise be paid to the Executive under the terms of the Plan.
(iii) If the Executive’s employment with the Employer terminates for any reason prior to the Executive’s attainment of the Benefit Age, his benefit under the Plan and if applicable, the benefit of his Beneficiaries under the Plan, shall be determined in accordance with the terms of the Plan, including the benefit formula provided therein.

Section 3. Participation. Executive understands that this Joinder Agreement must be executed and provided to the Administrator in order for Executive to continue his participation in the Plan and that by executing this Joinder Agreement Executive acknowledges and agrees to the amendment and restatement of the Plan as provided therein.
Section 4. Miscellaneous. Executive understands that he is entitled to review or obtain a copy of the Joinder Agreement and the Plan, at any time, and may do so by contacting the Employer.
Section 5. Effective Date. This Joinder Agreement shall become effective upon its execution by both the Executive and a duly authorized officer of the Employer.
IN WITNESS WHEREOF, the Employer has caused this Joinder Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement as of the dates set forth below.

/s/ Michael A. Bauer		December 31, 2008

Michael A. Bauer		Date

/s/ James J. Brownson		December 31, 2008

QCR Holdings, Inc.		Date

By:	James J. Brownson

Its: Chairman

/s/ Shellee R. Showalter		December 31, 2008

Quad City Bank and Trust Company		Date

By:	Shellee R. Showalter

Its: Secretary